EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-91388), S-4 (File No. 333-66961) and S-8 (File Nos. 2-98858, 33-20734, 33-25698, 33-38121, 33-38122, 33-53747, 33-55501, 333-27211, 333-78935, 333-89977, 333-45904, 333-91354, 333-106802 and 333-126076) of The Kroger Co. of our report dated April 15, 2005, except for the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is March 6, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Cincinnati, Ohio March 6, 2006